Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: Contact: Web Site:	(972) 668-8800 Roland O. Burns Sr. Vice President and Chief Financial Officer www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. CLOSES
$192.5 MILLION ENSIGHT ACQUISITION

FRISCO, TEXAS, May 12, 2005 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has completed its acquisition of certain oil and gas properties and related assets from EnSight Energy Partners, L. P. and its affiliates (“EnSight”) for $192.5 million. Comstock acquired producing properties in East Texas, Louisiana and Mississippi. Comstock estimates that the properties being acquired have proved reserves of approximately 120.2 billion cubic feet of gas equivalent. These reserves are 57% natural gas and 43% oil. Approximately 37% of the proved reserves are in the proved developed category. The undeveloped reserves primarily relate to 96 proved undeveloped locations to be drilled. Future development costs related to the properties are estimated to be 67¢ per thousand cubic feet of natural gas equivalent. In addition to the proved reserves, Comstock estimates that the properties acquired have probable reserves of 85.6 Bcfe which relate to an additional 133 drilling locations not included in the proved reserves.

The properties acquired include 240 active wells which are currently producing approximately 20 million cubic feet of natural gas equivalent per day. Comstock will operate 91 of these wells. The operated wells include 79 wells currently operated by EnSight in 16 separate fields in Louisiana, Texas and Mississippi and 12 wells in two fields in Louisiana currently operated by Comstock. The non-operated properties include 149 wells in 27 fields in Louisiana, Texas and Mississippi. The operated properties represent 92% of the proved reserves being acquired.

The acquisition was funded with cash on hand and borrowings under Comstock’s bank credit facility. After closing the acquisition, Comstock has $140.0 million outstanding under its bank credit facility with total debt of $315.0 million. Comstock’s debt as a percent of its total book capitalization is approximately 39%. Comstock also has $160.0 million of availability under its bank credit facility.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. Comstock is engaged in exploration in the Gulf of Mexico through its ownership in Bois d’Arc Energy, Inc. (NYSE:BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.